Exhibit 21.1

Subsidiaries of NeuroSigma, Inc.

The following is a list of subsidiaries of NeuroSigma, Inc. as of December 31, 2013:

Name of Subsidiary	Jurisdiction of Incorporation

NSVascular, Inc.	Delaware